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                                                       Exhibit 3(b)
                               CERTIFICATE OF AMENDMENT

                       TO AMENDED ARTICLES OF INCORPORATION OF

                           COLUMBUS SOUTHERN POWER COMPANY

                              BY THE BOARD OF DIRECTORS


               The undersigned, Vice President and Assistant Secretary, of Columbus Southern Power Company, an Ohio corporation, with its principal office located in Columbus, Ohio, do hereby certify that a meeting of the Board of Directors of said corporation was duly called and held on the 19th day of May, 1994, at which meeting a quorum of such Directors was present, and that at such meeting the following Resolution of Amendment to Amended Articles of Incorporation, as amended, was duly adopted under authority of subdivision (B)(l) of Ohio Revised Code Section 1701.70:

                    RESOLVED, that the Amended Articles of Incorporation of
               Columbus Southern Power Company, dated and filed in the office of the Secretary of State of the State of Ohio on November 14, 1990, subsequently as amended, be further amended by adding at the end of Article IV thereof, the following new Divisions 15 and 16:

                         15.  Subject to and in accordance with the
                    provisions of this Article IV, there is hereby created a series of Cumulative Preferred Shares of the par value of $100 per share which shall be designated "Cumulative Preferred Shares, 7% Series" and shall consist of a maximum of 250,000 Cumulative Preferred Shares of such series. Shares of such series redeemed or otherwise acquired by the Corporation shall be retired and shall thereafter be authorized and unissued shares of Cumulative Preferred Shares, with a par value of $100 per share, without designation as to series.

                         16. The preferences, rights, restrictions or qualifications and the description and terms of the Cumulative Preferred Shares, 7% Series, in the respects in which the shares of such series vary from shares of other series of the Cumulative Preferred Shares, $100 par value, shall be as follows:

                              (i)   The annual dividend rate for such
                         series shall be 7% per share, per annum, which dividend shall be calculated, per share, at such percentage multiplied by $100, payable quarterly on the first days of February, May, August and November in each year with respect to the quarterly period ending on the day preceding each





                         such respective payment date, and the date from which dividends shall be cumulative on all shares of such series issued prior to the record date for the dividend payable August 1, 1994 shall be the date of original issue of shares of such series.

                              (ii)  Shares of such series are not
                         redeemable except as provided in clause (iv) of this Division 16.

                              (iii) The preferential amounts to which the
                         holders of shares of such series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be $100 per share plus an amount equal to accrued and unpaid dividends.

                              (iv)(1)  A sinking fund shall be established
                         for the retirement of the shares of such series. So long as there shall remain outstanding any shares of such series, the Corporation shall, to the extent permitted by law, redeem as and for a sinking fund requirement, out of funds legally available therefor, 50,000 shares of such series, at a sinking fund redemption price of $100 per share plus accrued and unpaid dividends to the date of redemption on August 1 of each year commencing with the year 2000. The sinking fund requirements shall be cumulative so that if on any such August 1 the sinking fund requirement shall not have been met, then such sinking fund requirement, to the extent not met, shall become an additional sinking fund requirement for the next succeeding August 1 on which such redemption may be effected.

                                  (2)  The Corporation shall have the non-
                         cumulative option, on any sinking fund date as provided in clause (iv)(1) of this Division 16, to redeem at the sinking fund redemption price of $100 per share plus accrued and unpaid dividends to the date of redemption up to an additional 50,000 shares of such series. No redemption made pursuant to this clause (iv)(2) shall be deemed to fulfill any sinking fund redemption established pursuant to clause (iv)(1).

                                  (3)  The Corporation shall be entitled,
                         at its election, to credit against the sinking fund requirement due on August 1 of any year pursuant to clause (iv)(1) of this Division 16, shares of such series theretofore purchased or

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                         otherwise acquired by the Corporation (other than
                         pursuant to the option provided by clause (iv)(2) of this Division 16) and not previously credited against any such sinking fund requirement.

                              (v)   The shares of such series shall not
                         have any rights to convert the same into and/or purchase shares of any other series or class or other securities, or any special rights other than those specified herein.

                    FURTHER RESOLVED, that a certificate signed by the
               Chairman of the Board, the President, or a Vice President and the Secretary or an Assistant Secretary of the Corporation, containing a copy of this resolution and a statement of the manner of its adoption, be filed in the Office of the Secretary of State of the State of Ohio.

               IN WITNESS WHEREOF, the undersigned Vice President and Assistant Secretary of Columbus Southern Power Company, acting for and on behalf of said corporation, have hereunto subscribed their names this 19th day of May, 1994.

                                        COLUMBUS SOUTHERN POWER COMPANY



                                        By__/s/ G. P. Maloney_____________
                                                  Vice President



                                        By__/s/ Jeffrey D. Cross__________
                                                Assistant Secretary




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